Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and between

RICHMOND MUTUAL BANCORPORATION, INC.

and

THE FARMERS BANCORP, FRANKFORT, INDIANA

Dated as of November 11, 2025

TABLE OF CONTENTS

Page

RECITALS		1
ARTICLE I THE MERGER		2
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Stock	2
1.5	Company Equity Awards	4
1.6	Withholding	4
1.7	Incorporation Documents and Bylaws of the Surviving Company	4
1.8	Directors and Officers	4
1.9	The Bank Merger	5
ARTICLE II DELIVERY OF MERGER CONSIDERATION		5
2.1	Exchange Agent	5
2.2	Deposit of Merger Consideration	5
2.3	Delivery of Merger Consideration	6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY		8
3.1	Corporate Organization	9
3.2	Capitalization	10
3.3	Authority; No Violation	11
3.4	Consents and Approvals	11
3.5	Reports	12
3.6	Financial Statements, Accounting and Internal Controls	12
3.7	Broker’s Fees	14
3.8	Absence of Certain Changes or Events	14
3.9	Legal Proceedings	14
3.10	Taxes and Tax Returns	15
3.11	Employees and Employee Benefit Plans	16
3.12	Shareholder Reports	19
3.13	Compliance with Applicable Law	19
3.14	Certain Contracts	20
3.15	Agreements with Regulatory Agencies	21
3.16	Risk Management Instruments	21
3.17	Environmental Matters	22
3.18	Investment Securities, Commodities and BOLI	22
3.19	Real Property	23
3.20	Intellectual Property	23
3.21	Related Party Transactions	24
3.22	State Takeover Laws	24
3.23	Reorganization	24
3.24	Opinion of Financial Advisor	24
3.25	Company Information	24
3.26	Loan Portfolio	25
3.27	Insurance	26
3.28	Information Security	26
3.29	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary	26
3.30	No Other Representations or Warranties	26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF RMBI		27
4.1	Corporate Organization	27
4.2	Capitalization	28
4.3	Authority; No Violation	29
4.4	Consents and Approvals	29
4.5	Reports	30
4.6	Financial Statements	30
4.7	Broker’s Fees	31
4.8	Absence of Certain Changes or Events	32
4.9	Legal Proceedings	32
4.10	Taxes and Tax Returns	32
4.11	Employees and Employee Benefit Plans	33
4.12	SEC Reports	35
4.13	Compliance with Applicable Law	36
4.14	Agreements with Regulatory Agencies	37
4.15	Risk Management Instruments	37
4.16	Environmental Matters	37
4.17	Investment Securities and Commodities	38
4.18	Real Property	38
4.19	Intellectual Property	38
4.20	State Takeover Laws	38
4.21	Reorganization	39
4.22	Opinion of Financial Advisor	39
4.23	RMBI Information	39
4.24	Loan Portfolio	39
4.25	Insurance	40
4.26	Information Security	40
4.27	No Other Representations or Warranties	40
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		41
5.1	Company Conduct of Businesses Prior to the Effective Time	41
5.2	Company Forbearances	41
5.3	RMBI Conduct of Business Prior to the Effective Time	44
5.4	RMBI Forbearances	45
ARTICLE VI ADDITIONAL AGREEMENTS		46
6.1	Regulatory Matters	46
6.2	Access to Information and Current Information	47
6.3	Shareholder Meetings	49
6.4	Reservation of Shares and Nasdaq Listing	50
6.5	Employee Matters	50
6.6	Officers' and Directors' Insurance; Indemnification	52
6.7	Exemption from Liability Under Section 16(b)	53
6.8	No Solicitation	53
6.9	Notification of Certain Matters	55
6.10	Correction of Information	55
6.11	System Integration	55
6.12	Coordination; Integration	55
6.13	Non-Control.	56
6.14	Company Director Action	56
ARTICLE VII CONDITIONS PRECEDENT		57
7.1	Conditions to Each Party's Obligations	57

7.2	Conditions to Obligations of RMBI	57
7.3	Conditions to Obligations of Company	58
ARTICLE VIII TERMINATION AND AMENDMENT		58
8.1	Termination	58
8.2	Effect of Termination	59
8.3	Fees and Expenses	60
8.4	Termination Fee	60
8.5	Amendment	60
8.6	Extension; Waiver	60
ARTICLE IX GENERAL PROVISIONS		61
9.1	Closing	61
9.2	Nonsurvival of Representations, Warranties and Agreements	61
9.3	Notices	61
9.4	Interpretation	62
9.5	Counterparts	63
9.6	Entire Agreement	63
9.7	Governing Law	63
9.8	Publicity	63
9.9	Assignment; Third Party Beneficiaries	63
9.10	Specific Performance; Time of the Essence	64
9.11	Electronic Transmission	64

EXHIBITS

Exhibit A	Form of RMBI Voting Agreement
Exhibit B	Form of Company Voting Agreement
Exhibit C	Form of Plan of Bank Merger

INDEX OF DEFINED TERMS

Definition	Page

$64
Acceptable Confidentiality Agreement	54
Acquisition Proposal	55
affiliate	63
Agreement	1
Articles of Merger	2
Average RMBI Stock Price	8
Bank Call Reports	14
Bank Merger	6
Bank Merger Certificates	6
BHC Act	9
BOLI	23
business day	63
Cancelled Shares	3
Claim	53
Closing	62
Closing Date	62
Code	1
Company	1
Company Articles	10
Company Bank	6
Company Benefit Plans	17
Company Board Recommendation	50
Company Bylaws	10
Company Change in Recommendation	55
Company Common Stock	2
Company Confidential Information	54
Company Contract	22
Company Directors	5
Company Disclosure Schedule	9
Company Equity Plan	5
Company ERISA Affiliate	17
Company Financial Statements	13
Company Indemnified Party	53
Company Individuals	54
Company Insiders	54
Company Leased Properties	24
Company Officers	6
Company Owned Properties	24
Company Performance Stock Award	5
Company Qualified Plans	17
Company Real Property	24
Company Regulatory Agreement	22
Company Reports	20
Company Representatives	54
Company RSU Award	5
Company Shareholder Approval	12
Company Shareholder Meeting	50
Company Subsidiary	10
Company Voting Agreement	1

 v

Company Warranty Standard	9
Confidentiality Agreement	49
Covered Employees	51
Department	2
DFI	12
dollars	64
DPC Common Shares	3
Effective Time	2
Enforceability Exception	12
Environmental Laws	23
ERISA	17
Exchange Agent	6
Exchange Agent Agreement	6
Exchange Fund	7
Exchange Ratio	3
FBR	6
FDIC	10
Federal Reserve Board	12
FHLB	11
Form S-4	13
GAAP	10
Governmental Entity	13
include	63
includes	63
including	63
Insurance Amount	53
Intellectual Property	24
Janney	15
knowledge	63
Letter of Transmittal	7
Liens	11
Loans	26
made available	63
Material Adverse Effect	10
Merger	1
Merger Consideration	3
MGCL	2
Multiemployer Plan	18
Multiple Employer Plan	18
Nasdaq	8
Old Certificate	3
or	63
Parties	1
Party	1
Permitted Encumbrances	24
person	63
Personal Data	21
Plan of Bank Merger	6
Proxy Statement	12
Regulatory Agencies	13
Requisite Regulatory Approvals	58

RMBI	1
RMBI Articles	28
RMBI Benefit Plans	34
RMBI Board Recommendation	50
RMBI Bylaws	28
RMBI Change in Recommendation	50
RMBI Common Stock	2
RMBI Disclosure Schedule	28
RMBI Equity Plans	29
RMBI ERISA Affiliate	34
RMBI Leased Properties	39
RMBI Owned Properties	39
RMBI Qualified Plans	34
RMBI Real Property	39
RMBI Regulatory Agreement	38
RMBI Reports	36
RMBI Restricted Stock Awards	29
RMBI Stock Options	29
RMBI Stockholder Approval	50
RMBI Stockholder Meeting	50
RMBI Subsidiary	28
RMBI Voting Agreement	1
RMBI Warranty Standard	28
Sarbanes-Oxley Act	20
SEC	12
Securities Act	25
Security Breach	21
Settlement Agreement	52
Split Dollar Policies	18
SRO	13
Subsidiary	10
Superior Proposal	55
Surviving Bank	6
Surviving Company	1
Takeover Statutes	25
Tax	16
Tax Return	16
Taxes	16
Termination Fee	61
the date hereof	63
transactions contemplated by this Agreement	64
transactions contemplated hereby	64
Trust Account Common Shares	3
Unduly Burdensome Condition	58

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2025 (this “Agreement”), by and between Richmond Mutual Bancorporation, Inc., a Maryland corporation (“RMBI”), and The Farmers Bancorp, Frankfort, Indiana, an Indiana corporation (“Company”, and together with RMBI, the “Parties”, and each individually, a “Party”).

RECITALS

A.            The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into RMBI (the “Merger”), with RMBI as the surviving Company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B.            As a condition to the willingness of RMBI to enter into this Agreement, all of the directors of Company have entered into voting agreements (each a “RMBI Voting Agreement”), substantially in the form attached hereto as Exhibit A, with RMBI.

C.            As a condition to the willingness of Company to enter into this Agreement, all of the directors of RMBI have entered into voting agreements (each a “Company Voting Agreement”), substantially in the form attached hereto as Exhibit B, with the Company.

D.            The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

E.             The Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1	The Merger.

(a)           Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Indiana Business Corporation Law (the “IBCL”), at the Effective Time (as defined in Section 1.2), Company shall merge with and into RMBI. RMBI shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Company shall cease.

(b)           Subject to the written consent of Company, which shall not be unreasonably withheld or delayed, RMBI may at any time change the method of effecting the combination if and to the extent requested by RMBI; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of Company, (ii) adversely affect the tax consequences of the Merger to the shareholders of Company or the tax treatment of either Party pursuant to this Agreement, or (iii) impede or materially delay consummation of the transactions contemplated by this Agreement.

1.2           Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and RMBI shall cause to be filed (a) with the Department of Assessments and Taxation of the State of Maryland (the “Department”), articles of merger as provided in the MGCL (the “Articles of Merger”) and (b) with the Secretary of State of the State of Indiana articles of merger as provided in the Indiana Business Corporation Law (the “Indiana Articles of Merger”). The Merger shall become effective at such time as designated in the Articles of Merger and Indiana Articles of Merger (the “Effective Time”).

1.3           Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the MGCL and the IBCL. Further, RMBI hereby expressly agrees to assume, at the Effective Time, all rights, responsibilities and obligations of Company under the Subordinated Debentures of Company and related agreements described on Section 3.2(a)-1 of the Company Disclosure Schedule according to their terms.

1.4           Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Company, RMBI or the holders of any of the following securities:

(a)           Each share of common stock, $0.01 par value, of RMBI, (“RMBI Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain outstanding and continue to be one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(b)           Subject to Section 1.4(c) and the payment of cash in lieu of fractional shares as provided herein, each share of common stock, $0.01 par value, of Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)) but excluding any Cancelled Shares (as defined Section 1.4(c)), shall be converted into the right to receive 3.4 shares (the “Exchange Ratio”) of RMBI Common Stock (the “Merger Consideration”).

(c)           All shares of Company Common Stock that are owned immediately prior to the Effective Time by Company or RMBI (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or RMBI in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of RMBI or other consideration shall be delivered in exchange therefor (any such shares, the “Cancelled Shares”).

(d)           As of the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the holder thereof shall have become entitled to receive pursuant to Section 2.3(f) and (iii) any dividends or distributions which the holder thereof shall have become entitled to receive on the Merger Consideration pursuant to Section 2.3(c), in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of RMBI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, and such change or event has an adverse economic effect on the value of the Merger Consideration, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Company Common Stock the same economic effect as contemplated by this Agreement with respect to the Merger Consideration prior to such change or event.

(e)           Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the IBCL concerning the rights of holders of shares of Company Common Stock to require payment in cash of the “fair value” of such Company Common Stock (the “Dissenting Shares”), in accordance with Indiana Code § 23-1-44, as amended, shall not be converted into the right to receive the Merger Consideration and cash for fractional shares as determined in accordance with this Agreement, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Indiana Code § 23-1-44, as amended. If such Dissenting Shareholder withdraws its demand for “fair value” or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case under the IBCL, each of such Dissenting Shareholder’s shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to this Agreement. Company shall notify RMBI of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such Dissenting Shareholder’s written demand delivered as provided in Indiana Code § 23-1-44, as amended. Prior to the Closing Date, Company shall not, except with the prior written consent of RMBI voluntarily make any payment, settle or commit to settle, or offer to settle any rights of a Dissenting Shareholder asserted under Indiana Code § 23-1-44, as amended.

1.5           Company Equity Awards.

(a)            At the Effective Time, each restricted stock unit award in respect to a share of Company Common Stock subject to vesting, repurchase or other time-based lapse restrictions under the Company’s 2024 Equity Incentive Plan (a “Company Equity Plan”) that is outstanding and unvested immediately prior to the Effective Time (a “Company RSU Award”) shall automatically vest in full, and the shares of Company Common Stock underlying such vested Company RSU Award shall be considered outstanding shares of Company Common Stock entitled to the treatment set forth in Section 1.4(b). RMBI shall provide the consideration described in this Section 1.5(a) less applicable Tax withholding (which shall be satisfied by the withholding of shares of Company Common Stock prior to the Effective Time). Each outstanding performance share award agreement under a Company Equity Plan that is unvested immediately prior to the Effective Time (a “Company Performance Stock Award”) shall be terminated and cashed out based on the target award levels immediately prior to the Effective Time.

(b)           At the Effective Time, each Company Equity Plan and all related award agreements thereunder shall terminate and any other plan, program or arrangement of Company providing for the issuance, award or grant of any interest in respect of the capital stock of Company shall be of no further force or effect.

(c)            At or prior to the Effective Time, the Boards of Directors of the Parties or their respective compensation committees, as applicable, shall take all necessary action to effectuate the provisions of this Section 1.5.

1.6           Withholding. RMBI shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of any law related to Taxes (as defined in Section 3.10(d)) or under any legal requirements. RMBI shall cause all amounts so withheld to be timely paid over to the appropriate Governmental Entity (as defined in Section 3.4) in accordance with applicable law. Amounts withheld or deducted pursuant to and in accordance with this Section 1.6 and paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

1.7           Incorporation Documents and Bylaws of the Surviving Company. At the Effective Time, the articles of incorporation of RMBI in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The bylaws of RMBI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law and the terms of such bylaws.

1.8           Directors and Officers.

(a)            Subject to applicable law, RMBI Articles and RMBI Bylaws, and RMBI’s corporate governance process for new directors, the six (6) existing directors of RMBI immediately prior to the Effective Time, together with five (5) of the current Company directors to be mutually agreed upon prior to the Closing Date by the Parties (the “Company Directors”) so long as they continue to be directors of Company immediately prior to the Effective Time, shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. On or prior to the Closing Date, RMBI shall cause the Company Directors to be added to the Board of Directors of RMBI and First Bank Richmond (“FBR”) as of the Effective Time.

(b)           The officers of RMBI immediately prior to the Effective Time together with certain current Company officers (as listed on Section 1.8(b) of the Company Disclosure Schedule) (the “Company Officers”) shall be the officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.9           The Bank Merger.

(a)           Immediately after the Effective Time, RMBI shall merge The Farmers Bank (“Company Bank”), an Indiana chartered commercial bank and wholly owned subsidiary of Company, with and into FBR (the “Bank Merger”) in accordance with the provisions of applicable banking laws and regulations, and FBR shall be the resulting institution or surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable state and federal banking laws and regulations and the Boards of Directors of the Parties shall approve, and shall cause the boards of directors of Company Bank and FBR, respectively, to approve, a separate combination agreement/plan of merger (the “Plan of Bank Merger”) in substantially the form attached hereto as Exhibit B, and cause the Plan of Bank Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement. In addition, Company shall cause Company Bank, and RMBI shall cause FBR, to execute and file in accordance with applicable state and federal banking laws and regulations such articles of merger or combination, corporate resolutions, and/or other documents and certificates as are necessary to make the Bank Merger effective (the “Bank Merger Certificates”).

(b)           At the Effective Time, the articles of incorporation of FBR in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Bank until thereafter amended in accordance with applicable law, except that the main office of the Surviving Bank shall be 9 East Clinton Street, Frankfort, Indiana 46041, and the name shall be changed to a name to be mutually agreed upon by the Parties prior to the Closing Date. The bylaws of FBR, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Bank until thereafter amended in accordance with applicable law and the terms of such bylaws, except that the main office of the Surviving Bank shall be 9 East Clinton Street, Frankfort, Indiana 46041, and the name shall be changed to a name to be mutually agreed upon by the Parties prior to the Closing Date.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1           Exchange Agent. Prior to the mailing date, RMBI shall appoint an unrelated bank or trust company reasonably acceptable to Company, or RMBI's transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2           Deposit of Merger Consideration. At or prior to the Effective Time, RMBI shall (i) deposit with the Exchange Agent, or authorize the Exchange Agent to issue, an aggregate number of shares of RMBI Common Stock equal to the aggregate Merger Consideration and (ii) deposit, or cause to be deposited with, the Exchange Agent, any cash payable in lieu of fractional shares pursuant to Section 2.3(f) (together, the “Exchange Fund”), and RMBI shall instruct the Exchange Agent to timely deliver the Merger Consideration.

2.3           Delivery of Merger Consideration.

(a)            As soon as reasonably practicable after the Effective Time (and in any event within twenty (20) days thereafter), and subject to the receipt by the Exchange Agent of a list of Company’s shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Old Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Old Certificate shall pass, only upon delivery of such Old Certificate (or an affidavit of loss in lieu of such Old Certificate)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering each Old Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of RMBI Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)           As soon as reasonably practicable after surrender to the Exchange Agent of its Old Certificate or Old Certificates, accompanied by a properly completed Letter of Transmittal, such holder of Company Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of RMBI Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of Company Common Stock represented by such holder’s Old Certificate or Old Certificates. Until so surrendered, each Old Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of RMBI Common Stock to be issued or paid in consideration therefor upon surrender of such Old Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)            No dividends or other distributions with respect to RMBI Common Stock shall be paid to the holder of any unsurrendered Old Certificate with respect to the shares of RMBI Common Stock represented thereby, in each case unless and until the surrender of such Old Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of RMBI Common Stock represented by such Old Certificate and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of RMBI Common Stock represented by such Old Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the RMBI Common Stock issuable with respect to such Old Certificate.

(d)           If any certificates (including by book entry ownership) evidencing RMBI Common Stock are to be issued in a name other than that in which the Old Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of issuance that the Old Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange pay to the Exchange Agent or RMBI, as applicable, any transfer, recordation or similar Tax required by the issuance of a certificate for shares of RMBI Common Stock in any name other than that of the registered holder of the Old Certificate surrendered or otherwise demonstrate to the satisfaction of the Exchange Agent or RMBI, as applicable, that any such Tax has been paid or is not payable.

(e)            After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of RMBI Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)            Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of RMBI Common Stock shall be issued upon the surrender of Old Certificates for exchange, no dividend or distribution with respect to RMBI Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of RMBI. In lieu of the issuance of any such fractional share, RMBI shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the daily volume weighted average price of RMBI Common Stock on the NASDAQ Stock Market (“Nasdaq”) or such other exchange or market on which RMBI Common Stock is then listed or quoted for the five (5) days immediately prior to the Closing Date (as defined in Section 9.1) (the “Average RMBI Stock Price”) by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of RMBI Common Stock to which such holder would otherwise be entitled to receive pursuant to this Agreement.

(g)           Until the twelve (12) month anniversary of the Effective Time, RMBI shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at RMBI’s option, evidence of shares in book-entry form, representing the shares of RMBI Common Stock, sufficient to pay the aggregate Merger Consideration required pursuant to Article I, and (ii) the estimated amount of cash to be paid in lieu of fractional shares of RMBI Common Stock, each to be given to the holders of Company Common Stock in exchange for Old Certificates pursuant to Article I. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to RMBI.  Any holder of Old Certificates who has not exchanged his or her Old Certificates for the Merger Consideration pursuant to Article I, and who has not submitted a letter of transmittal, if required, shall thereafter be entitled to look only to RMBI with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the RMBI Common Stock deliverable in respect of the shares represented by an Old Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of RMBI, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)           In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by RMBI or the Exchange Agent, the posting by such person of a bond in such amount as RMBI may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement provided, that RMBI shall not require the posting of an indemnity bond in the event that the person making such affidavit of lost certificate is an individual and the aggregate amount of Merger Consideration to be paid to such person pursuant to this Agreement is less than $5,000.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the disclosure schedule delivered by Company to RMBI prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), provided, that (a) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Company hereby makes the following representations and warranties to RMBI, subject to the standards contained in the next sentence. No representation or warranty of Company contained in this Article III (other than the representations and warranties in (i) Sections 3.2 and 3.8, which shall be true and correct in all respects (except in the case of Section 3.2(a) for inaccuracies that are de minimis in amount) and (ii) Sections 3.1(b) (last sentence only), 3.3, 3.7 and 3.13, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and Company shall not be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with Company’s representations or warranties contained in this Article III, has had or is reasonably likely to have a Material Adverse Effect (disregarding for such purposes and determination any materiality, Material Adverse Effect or knowledge qualification or exception contained in any representation or warranty) on Company (the “Company Warranty Standard”).

3.1	Corporate Organization.

(a)           Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana, and is a bank or financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to a Party, a material adverse effect on (i) the business, properties, results of operations or financial condition of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities (as hereinafter defined), (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly permitted by this Agreement (including any effect on a Party’s relationships with its customers, vendors or employees) or that are taken with the prior written consent of the other Party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a Party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; (F)  the effects of the expenses incurred by Company or RMBI in negotiating, documenting, effecting, and consummating the transactions contemplated hereby or (G) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate); or (ii) the ability of such Party or its bank Subsidiary to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to a Party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such Party for financial reporting purposes.  True and complete copies of the Company Articles and the bylaws of Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to RMBI.

(b)           Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, there are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (“FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Company as of the date hereof. Neither Company nor any of its Subsidiaries owns any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than a Subsidiary, readily marketable securities, securities held-to-maturity in its investment portfolio, and Federal Home Loan Bank of Indianapolis (the “FHLB”) and Federal Reserve Bank stock.

3.2	Capitalization.

(a)            The authorized capital stock of Company consists of 4,800,000 shares of Company Common Stock, no par value. As of the date of this Agreement, there are (i) One Million Eight Hundred Forty-Four Thousand and Seventy-Five (1,844,075) shares of Company Common Stock issued and outstanding, inclusive of Thirteen Thousand Seven Hundred and Sixty-Three (13,763) shares subject to Company RSU Awards, and (ii) no other shares of capital stock or other voting securities of Company issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no trust preferred or subordinated debt securities of Company or any of its Subsidiaries or affiliates are issued or outstanding.  Other than Company RSU Awards granted prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock to which Company is a party. Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company RSU Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company RSU Award, and (iii) the grant date and vesting dates of each such Company RSU Award.  Other than the Company RSU Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding.

(b)           Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Bank, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)           Company does not have a dividend reinvestment plan or any shareholders’ rights plan.

3.3	Authority; No Violation.

(a)            Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company.  The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by RMBI) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Enforceability Exception”)).

(b)           Neither the execution and delivery of this Agreement by Company or the Plan of Bank Merger by Company Bank, nor the consummation of the Merger by Company or the Bank Merger by Company Bank, nor compliance by Company or Company Bank with any of the terms and provisions of this Agreement or the Plan of Bank Merger, will (i) assuming the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote upon the Agreement (the “Company Shareholder Approval”), is obtained, violate any provision of the Company Articles or Company Bylaws or the organization or governing documents of any Company Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clauses (x) and (y), for such violations, conflicts, breaches, or termination or cancellation rights which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

3.4           Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq, and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the FDIC and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Indiana Department of Financial Institutions (the “DFI”) as applicable, and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of RMBI’s stockholders, to the extent required, and of Company’s shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by RMBI in connection with the transactions contemplated by this Agreement (the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Department, the Indiana Articles of Merger with the Secretary of State of the State of Indiana, and the filing of the Bank Merger Certificates, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of RMBI Common Stock pursuant to this Agreement and the approval of the listing of such RMBI Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger or the consummation by Company Bank of the Bank Merger.  As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents set forth in this Section 3.4 will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5           Reports. Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with (i) any federal or state regulatory authority, including the DFI, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) — (vi), collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2022.

3.6	Financial Statements, Accounting and Internal Controls.

(a)            The audited consolidated balance sheets (including related notes and schedules, if any) of Company and its Subsidiaries as of June 30, 2025 and 2024 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) of Company and its Subsidiaries for each of the two years then ended, and the unaudited consolidated balance sheet, statement of income and changes in stockholders’ equity (including related notes and schedules, if any) of Company and its Subsidiaries for the three month period ended September 30, 2025 (collectively, the “Company Financial Statements”) have been previously made available to RMBI. The Company Financial Statements fairly present in all material respects the financial position and results of operations of Company and its Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the Company Financial Statements or notes thereto and, in the case of unaudited financial statements, subject to normal year-end adjustments (which will not be material individually or in the aggregate) and the lack of footnotes. The books and records of Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects and reflect only actual transactions.  Forvis Mazars, LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in the Company Financial Statements for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)            Since January 1, 2022, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.

(d)           The call reports of Company Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended June 30, 2023 through the Closing Date (the “Bank Call Reports”) have been (or will be) prepared in accordance in all material respects with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(e)            Neither Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the most recent audited balance sheet included in the Company Financial Statements, except for (i) liabilities incurred since June 30, 2025 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(f)            The allowance for credit losses on loans and leases of Company Bank as reflected in the Bank Call Report for the quarter ended September 30, 2025, was as of such date, and the amount thereof contained in the financial books and records of Company Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with Company Bank’s existing methodology for determining the adequacy of its allowance for credit losses on loan and lease as well as GAAP and applicable regulatory guidelines.

(g)           The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Company’s or its Subsidiaries’ system of internal accounting controls.

3.7           Broker’s Fees. With the exception of the engagement of Janney Montgomery Scott LLC (“Janney”), neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.  Company has disclosed to RMBI as of the date hereof the aggregate fees provided for in connection with the engagement by Company of Janney related to the Merger and the Bank Merger.

3.8	Absence of Certain Changes or Events.

(a)           Since June 30, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b)           Since June 30, 2025, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, Company and its Subsidiaries have carried on their respective businesses solely in the ordinary course.

3.9	Legal Proceedings.

(a)           Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of one hundred thousand dollars ($100,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon or, to the knowledge of Company, threatened against Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

3.10	Taxes and Tax Returns.

(a)            Each of Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns (as defined in Section 3.10(e)) in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  Neither Company nor any of its Subsidiaries has received notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or, to the Company’s knowledge, pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Company and its Subsidiaries or the assets of Company and its Subsidiaries.  Company has made available to RMBI true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries).  Neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person or entity (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 6011-4 (or any predecessor provision).  At no time during the past five years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)           As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11	Employees and Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, long-term or annual incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which Company, any Company Subsidiary, or any trade or business of Company or any of its Subsidiaries, whether or not incorporated, all of which together with Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Company or any of its Subsidiaries or any Company ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the “Company Benefit Plans”).

(b)           Company has previously made available to RMBI true and complete copies of each of the Company Benefit Plans and related material documents, including (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any Company Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a Company Benefit Plan, and (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last two years.

(c)           Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”).  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which Company may rely, with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(f)            None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)           Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)           All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of Company.

(i)            There are no pending or, to the knowledge of Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan or the assets of any of trust under any Company Benefit Plans which could reasonably be expected to result in any liability of Company or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(j)            None of Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), for which there is not an exemption or which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)            Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries maintains split dollar life insurance for the benefit of any current or former executive, employee, director or other service provider (the “Split Dollar Policies”). Company files include a true and complete copy of each Split Dollar Policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by Company of its Subsidiaries. Except as set forth in Section 3.11(k) of the Company Disclosure, no Split Dollar Policy provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.

(l)            Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No Company Benefit Plan provides for the gross-up, indemnification or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  Company has made available to RMBI copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(m)           Company, each of its Subsidiaries and each applicable Company Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(n)           Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any awards and deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(o)           There are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other labor disputes against Company or any of its Subsidiaries.  Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Company or any of its Subsidiaries and, to the knowledge of Company, there are no organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.

(p)           No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2022 against any individual in his or her capacity as an officer or employee of Company or any of its Subsidiaries. Since January 1, 2022, neither Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or employee of Company or any of its Subsidiaries. There are no proceedings currently pending or, to the knowledge of Company, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as an officer or employee of Company or any of its Subsidiaries.

3.12         Shareholder Reports. Company has previously made available to RMBI an accurate and complete copy of each (a) offering circular, report, annual report schedule and proxy statement furnished to shareholders since January 1, 2022 and prior to the date hereof by Company (the “Company Reports”) and (b) other communication mailed by Company to its shareholders since January 1, 2022 and prior to the date hereof, and no such Company Report, as of the date thereof (and, in the case of offering circulars and proxy statements, on the dates of distribution and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2022, as of their respective dates (or, if amended or superseded by a subsequent distribution, as of the date of the last such amendment or superseding distribution prior to the date hereof), all Company Reports complied as to form in all material respects with the published rules and regulations of the SEC, to the extent applicable thereto. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

3.13         Compliance with Applicable Law. Company and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Company and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of Company, or its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury. Company, on behalf of itself and its Subsidiaries, maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, neither Company nor any of its Subsidiaries has experienced any Security Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to information technology systems or networks of Company or its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company: (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.14	Certain Contracts.

(a)           Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, receipt of Company Shareholder Approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from RMBI or Company, or any of their respective Subsidiaries to any director, officer, employee or independent contractor thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by Company or any of its Subsidiaries or affiliates, or upon consummation of the Merger or the Bank Merger will restrict the ability of the Surviving Company or any of its Subsidiaries or affiliates to engage in any line of business, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any Company Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, the receipt of Company Shareholder Approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB or the Federal Reserve Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Company or its Subsidiaries, (ix) that involves the payment by Company or any of its Subsidiaries of more than $75,000 per annum or $125,000 in the aggregate (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates Company or any of its Subsidiaries to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on Company or any of its Subsidiaries in connection with sale of loans or loan participations, (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(b)           To the knowledge of Company, (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all material obligations required to be performed by it under each Company Contract, (iii) each counterparty to a Company Contract has performed all material obligations required to be performed by it under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract.

3.15         Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering (x) issuing, initiating, ordering, or requesting any such Company Regulatory Agreement or (y) conducting an investigation into the business or operations of Company or any of its Subsidiaries.

3.16         Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17         Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Company or any of its Subsidiaries.  To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

3.18	Investment Securities, Commodities and BOLI.

(a)           Each of Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries.  Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.

(b)           Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Company has made available to RMBI the material terms of such policies, practices and procedures.

(c)           Section 3.18(c) of the Company Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of its BOLI. Company and its Subsidiaries have taken all actions necessary to comply with applicable law in all material respects in connection with the purchase and maintenance of BOLI.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Company Reports in accordance with GAAP. Except as set forth in Section 3.18(c) of the Company Disclosure Schedule, all BOLI is owned solely by Company or its Subsidiaries, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under Company or its Subsidiaries BOLI.   Neither Company nor its Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.19         Real Property. Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) except as set forth in Section 3.19(a)(iii) of the Company Disclosure Schedule, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor.  There are no pending or, to the knowledge of Company, threatened condemnation proceedings against any Company Real Property.

3.20         Intellectual Property. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Company: (i) (A) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property and (B) no person has asserted in writing to Company that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Company or its Subsidiaries, and (iii) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

3.21         Related Party Transactions. As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company), on the other hand, of the type that would be required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been reported on a timely basis if Company was an SEC reporting company.

3.22         State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, the restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover”, “interested stockholder” law or similar provisions of the Company Articles or Company Bylaws (any of the foregoing, together with any similar provisions of law applicable to Company, “Takeover Statutes”) applicable to Company or any of its Subsidiaries.

3.23         Reorganization. Company has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Janney to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25         Company Information. The information relating to Company and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to RMBI or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to RMBI or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder.

3.26	Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.26(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Company Subsidiary is a creditor of which the obligor was, as of September 30, 2025, over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Company or any of its Subsidiaries, or to the knowledge of Company, any affiliate of any of the foregoing.  Set forth in Section 3.26(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Company and its Subsidiaries that, as of September 30, 2025, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Company or any of its Subsidiaries that, as of September 30, 2025, was classified as “Other Real Estate Owned” and the book value thereof.

(b)           To Company’s knowledge, each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)           Each outstanding Loan originated, administered and/or serviced by Company or any of its Subsidiaries was originated, administered and/or serviced, by Company or a Company Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e)           There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither Company nor any of its Subsidiaries is now nor has it been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27         Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28         Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, to the knowledge of Company, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries.

3.29         No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)            No Company Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)           No Company Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Company Subsidiary is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.30	No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to RMBI or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to RMBI or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Company acknowledges and agrees that neither RMBI nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF RMBI

Except (i) as disclosed in the disclosure schedule delivered by RMBI to Company prior to the execution and delivery of this Agreement (the “RMBI Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the RMBI Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by RMBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections; or (ii) as disclosed in any RMBI Reports (as defined in Section 4.12) filed with the SEC (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), RMBI hereby makes the following representations and warranties to Company, subject to the standards contained in the next sentence. No representation or warranty of RMBI contained in this Article IV (other than the representations and warranties in (i) Sections 4.2 and 4.8, which shall be true and correct in all respects (except in the case of Section 4.2(a) for inaccuracies that are de minimis in amount and in the case of Section 4.2(b) for Subsidiaries created or acquired after the date hereof) and (ii) Sections 4.3, 4.7 and 4.13, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and RMBI shall not be deemed to have breached any of its representations or warranties, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together in the aggregate with all other facts, circumstances or events inconsistent with RMBI’s representations or warranties contained in this Article IV, has had or is reasonably likely to have a Material Adverse Effect (disregarding for such purposes and determination any materiality, Material Adverse Effect or knowledge qualification or exception contained in any representation or warranty) on RMBI (the “RMBI Warranty Standard”).

4.1	Corporate Organization.

(a)            RMBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is a bank or financial holding company duly registered under the BHC Act.  RMBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  RMBI is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RMBI. True and complete copies of the articles of incorporation of RMBI (the “RMBI Articles”) and the bylaws of RMBI (the “RMBI Bylaws”), as in effect as of the date of this Agreement, have previously been made available by RMBI to Company.

(b)           Each Subsidiary of RMBI (a “RMBI Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on RMBI and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any RMBI Subsidiary to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of FBR are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the RMBI Disclosure Schedule sets forth a true and complete list of all Subsidiaries of RMBI as of the date hereof.

4.2	Capitalization.

(a)           The authorized capital stock of RMBI consists of 90,000,000 shares of RMBI Common Stock and 10,000,000 shares of preferred stock, $0.01 par value, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) Ten Million Four Hundred and Fifty Thousand and Seven (10,450,007) shares of RMBI Common Stock issued and outstanding, inclusive of Thirty-Seven Thousand One Hundred and Twenty-Six (37,126) shares of RMBI Common Stock granted in respect of outstanding awards of restricted RMBI Common Stock under the RMBI Equity Plans (as defined below) (the “RMBI Restricted Stock Awards”) and Seven Hundred Eighty-Nine Thousand and Thirty-Five (789,035) unallocated shares under RMBI’s employee stock ownership plan, (ii) Seven Hundred Sixty Thousand Eight Hundred and Fifty-Two (760,852) shares of RMBI Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of RMBI Common Stock granted under the RMBI Equity Plans (the “RMBI Stock Options”) (iii) Fifty-One Thousand Two Hundred and Fifty-Three (51,253) shares of RMBI Common Stock reserved for issuance pursuant to future grants under the RMBI Equity Plans and (iv) no other shares of capital stock or other voting securities of RMBI issued, reserved for issuance or outstanding. As used herein, the “RMBI Equity Plans” means all employee and director equity incentive plans of RMBI in effect as of the date of this Agreement  All of the issued and outstanding shares of RMBI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of RMBI may vote or (B) trust preferred or subordinated debt securities of RMBI or any of its Subsidiaries or affiliates issued or outstanding.  Other than RMBI Stock Options and RMBI Restricted Stock Awards granted prior to the date of this Agreement as of the date hereof, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating RMBI to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of RMBI Common Stock to which RMBI is a party. Other than the RMBI Stock Options and RMBI Restricted Stock Awards set forth above, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of RMBI or any of its Subsidiaries) are outstanding on the date of this Agreement.

(b)           RMBI owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the RMBI Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to FBR, as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No RMBI Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3	Authority; No Violation.

(a)           RMBI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of RMBI.  The Board of Directors of RMBI has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of RMBI and its shareholders and has directed that this Agreement be submitted to RMBI’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. This Agreement has been duly and validly executed and delivered by RMBI and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of RMBI, enforceable against RMBI in accordance with its terms (except as enforceability may be limited by the Enforceability Exception). The RMBI Common Stock to be issued in the Merger has been validly authorized and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of RMBI will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by RMBI or the Plan of Bank Merger by FBR, nor the consummation of the Merger by RMBI or the Bank Merger by FBR, nor compliance by RMBI or FBR with any of the terms and provisions of this Agreement or the Plan of Bank Merger, will (i) assuming the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of RMBI Common Stock is obtained, violate any provision of the RMBI Articles or RMBI Bylaws or the organization or governing documents of any RMBI Subsidiary or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to RMBI or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of RMBI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which RMBI or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except in the case of clauses (x) and (y), for such violations, conflicts, breaches, or termination or cancellation rights which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RMBI.

4.4           Consents and Approvals. Except for (i) the filings, applications, notices, consents and approvals referred to in Section 3.4, no consents or approvals of or filings, applications, or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by RMBI of this Agreement or (B) the consummation by RMBI of the Merger or the consummation by FBR of the Bank Merger.  As of the date hereof, RMBI is not aware of any reason why the necessary regulatory approvals and consents set forth in Section 3.4 will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5           Reports. RMBI and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2022 with any Regulatory Agency, including any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on RMBI.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of RMBI and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of RMBI, investigation into the business or operations of RMBI or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on RMBI.  There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of RMBI or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of RMBI or any of its Subsidiaries since January 1, 2022.

4.6           Financial Statements.

(a)           The financial statements of RMBI and its Subsidiaries included (or incorporated by reference) in the RMBI Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of RMBI and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of RMBI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of RMBI and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements in all material respects and reflect only actual transactions. Forvis Mazars, LLP has not resigned (or informed RMBI that it intends to resign) or been dismissed as independent public accountants of RMBI as a result of or in connection with any disagreements with RMBI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on RMBI, neither RMBI nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of RMBI included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)            RMBI and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of Nasdaq. RMBI (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Board of Directors of RMBI (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a- 15(f) of the Exchange Act) which are reasonably likely to adversely affect RMBI’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in RMBI’s internal control over financial reporting. Any disclosure under clause (ii) was made in writing and a copy of any such disclosure has previously been made available to Company. There is no reason to believe that RMBI’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2022, (i) neither RMBI nor any of its Subsidiaries, nor, to the knowledge of RMBI, any director, officer, auditor, accountant or representative of RMBI or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of RMBI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that RMBI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing RMBI or any of its Subsidiaries, whether or not employed by RMBI or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by RMBI or any of its officers, directors, employees or agents to the Board of Directors of RMBI or any committee thereof or to the knowledge of RMBI, to any director or officer of RMBI.

4.7           Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc. neither RMBI nor any RMBI Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, finder’s fees, or advisory or fairness opinion fees in connection with the Merger or the Bank Merger.

4.8           Absence of Certain Changes or Events.

(a)            Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on RMBI.

(b)           Since December 31, 2024 to the date of this Agreement, other than entering into this Agreement or in connection with this Agreement or the transactions contemplated hereby, RMBI and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal Proceedings.

(a)            Neither RMBI nor any of its Subsidiaries is a party to any, and there are no pending or, to RMBI’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against RMBI or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such involving a monetary claim in excess of one hundred thousand dollars ($100,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon or, to the knowledge of RMBI, threatened against RMBI, any of its Subsidiaries or the assets of RMBI or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to the Surviving Company or any of its Subsidiaries or affiliates).

4.10         Taxes and Tax Returns. Each of RMBI and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither RMBI nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of RMBI and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of RMBI and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither RMBI nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  Neither RMBI nor any of its Subsidiaries has received notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or, to RMBI’s knowledge, pending disputes, claims, audits, examinations or other proceedings regarding any Tax of RMBI and its Subsidiaries or the assets of RMBI and its Subsidiaries.  RMBI has made available to Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years.  Neither RMBI nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among RMBI and its Subsidiaries). Neither RMBI nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was RMBI) or (B) has any liability for the Taxes of any person or entity (other than RMBI or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither RMBI nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither RMBI nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 6011-4 (or any predecessor provision).  At no time during the past five years has RMBI been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11	Employees and Employee Benefit Plans.

(a)            As used in this Agreement, the term “RMBI Benefit Plans” means all stock option, stock purchase, restricted stock, long-term or annual incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which RMBI, any RMBI Subsidiary, or any trade or business of RMBI or any of its Subsidiaries, whether or not incorporated, all of which together with RMBI would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a “RMBI ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by RMBI or any of its Subsidiaries or any RMBI ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of RMBI or any of its Subsidiaries or any RMBI ERISA Affiliate.

(b)           RMBI has previously made available to Company true and complete copies of each of the RMBI Benefit Plans and related material documents, including, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any RMBI Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a RMBI Benefit Plan, and (iv) the most recently prepared actuarial report for each RMBI Benefit Plan (if applicable) for each of the last two years.

(c)           Each RMBI Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither RMBI nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any RMBI Benefit Plan, and neither RMBI nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)           The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which RMBI may rely, with respect to each RMBI Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the “RMBI Qualified Plans”) which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of RMBI, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any RMBI Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any RMBI Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)           No RMBI Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.

(f)            None of RMBI and its Subsidiaries nor any RMBI ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of RMBI and its Subsidiaries nor any RMBI ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)           All contributions required to be made to any RMBI Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any RMBI Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of RMBI.

(h)           There are no pending or, to the knowledge of RMBI, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to RMBI’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any RMBI Benefit Plan, any fiduciaries thereof with respect to their duties to a RMBI Benefit Plan or the assets of any trust under any RMBI Benefit Plan which could reasonably be expected to result in any liability of RMBI or any of its Subsidiaries to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a RMBI Benefit Plan, or any other party.

(i)            None of RMBI and its Subsidiaries nor any RMBI ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), for which there is not an exemption or which could subject any of the RMBI Benefit Plans or their related trusts, RMBI, any of its Subsidiaries, any RMBI ERISA Affiliate or any person that RMBI or any of its Subsidiaries has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of RMBI or any of its Subsidiaries, or result in any limitation on the right of RMBI or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any RMBI Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by RMBI or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  The transactions contemplated by this Agreement will not cause or require RMBI or any of its Subsidiaries or affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(k)            RMBI, each of its Subsidiaries and each applicable RMBI Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(l)            Each RMBI Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any awards and deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(m)          There are no pending or, to RMBI’s knowledge, threatened labor grievances or unfair labor practice claims or charges against RMBI or any of its Subsidiaries, or any strikes or other labor disputes against RMBI or any of its Subsidiaries.  Neither RMBI nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of RMBI or any of its Subsidiaries and, to the knowledge of RMBI, there are no organizing efforts by any union or other group seeking to represent any employees of RMBI or any of its Subsidiaries.

(n)           No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2022 against any individual in his or her capacity as an officer or employee of RMBI or any of its Subsidiaries. Since January 1, 2022, neither RMBI nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any officer or employee of RMBI or any of its Subsidiaries. There are no proceedings currently pending or, to the knowledge of RMBI, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as an officer or employee of RMBI or any of its Subsidiaries.

4.12         SEC Reports. RMBI has previously made available to Company an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2022 and prior to the date hereof by RMBI pursuant to the Securities Act or the Exchange Act (the “RMBI Reports”) and (b) communication mailed by RMBI to its stockholders since January 1, 2022 and prior to the date hereof, and no such RMBI Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since January 1, 2022, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all RMBI Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of RMBI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the RMBI Reports.

4.13         Compliance with Applicable Law. RMBI and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RMBI, and to the knowledge of RMBI, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  RMBI and each of its Subsidiaries have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to RMBI or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  FBR has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of RMBI, or its Subsidiaries, or to the knowledge of RMBI, any director, officer, employee, agent or other person acting on behalf of RMBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of RMBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of RMBI or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of RMBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of RMBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for RMBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for RMBI or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury. RMBI, on behalf of itself and its Subsidiaries, maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of RMBI, neither RMBI nor any of its Subsidiaries has experienced any Security Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RMBI. To the knowledge of RMBI, there are no data security or other technological vulnerabilities with respect to information technology systems or networks of RMBI or its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RMBI. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RMBI: (i) RMBI and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of RMBI, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.14            Agreements with Regulatory Agencies. Neither RMBI nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the RMBI Disclosure Schedule, a “RMBI Regulatory Agreement”), nor has RMBI or any of its Subsidiaries been advised since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering (x) issuing, initiating, ordering, or requesting any such RMBI Regulatory Agreement or (y) conducting an investigation into the business or operations of RMBI or any of its Subsidiaries.

4.15            Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of RMBI, any of its Subsidiaries or for the account of a customer of RMBI or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of RMBI or one of its Subsidiaries enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  RMBI and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to RMBI’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16            Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on RMBI, RMBI and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of RMBI, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on RMBI or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against RMBI or any of its Subsidiaries.  To the knowledge of RMBI, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither RMBI nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

4.17            Investment Securities and Commodities.

(a)              Each of RMBI and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of RMBI or its Subsidiaries.  Such securities and commodities are valued on the books of RMBI in accordance with GAAP in all material respects.

(b)              RMBI and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that RMBI believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, RMBI has made available to Company the material terms of such policies, practices and procedures.

4.18            Real Property. RMBI or a RMBI Subsidiary (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the RMBI Reports as being owned by RMBI or a RMBI Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “RMBI Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such RMBI Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “RMBI Leased Properties” and, collectively with the RMBI Owned Properties, the “RMBI Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to RMBI’s knowledge, the lessor.  There are no pending or, to the knowledge of RMBI, threatened condemnation proceedings against any RMBI Real Property.

4.19            Intellectual Property. RMBI and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on RMBI: (i) (A) the use of any Intellectual Property by RMBI and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which RMBI or any RMBI Subsidiary acquired the right to use any Intellectual Property and (B) no person has asserted in writing to RMBI that RMBI or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person is challenging, infringing on or otherwise violating any right of RMBI or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to RMBI or its Subsidiaries, and (iii) neither RMBI nor any RMBI Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by RMBI or any RMBI Subsidiary, and RMBI and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by RMBI and its Subsidiaries.

4.20            State Takeover Laws. Either this Agreement and the transactions contemplated hereby are exempt from, or the Board of Directors of RMBI has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and such transactions, any Takeover Statutes applicable to RMBI or any of its Subsidiaries.

4.21            Reorganization. RMBI has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22            Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of RMBI has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to RMBI and the holders of RMBI Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23            RMBI Information. The information relating to RMBI and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to RMBI and its Subsidiaries that is provided by RMBI or its representatives for inclusion in any other document filed with any Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.24            Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 4.23(a) of the RMBI Disclosure Schedule, neither RMBI nor any of its Subsidiaries is a party to (i) any Loan in which RMBI or any RMBI Subsidiary is a creditor of which the obligor was, as of September 30, 2025, over ninety days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of RMBI or any of its Subsidiaries, or to the knowledge of RMBI, any affiliate of any of the foregoing.  Set forth in Section 4.24 (a) of the RMBI Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of RMBI and its Subsidiaries that, as of September 30, 2025, were classified by RMBI as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of RMBI or any of its Subsidiaries that, as of September 30, 2025, was classified as “Other Real Estate Owned” and the book value thereof.

(b)            To RMBI’s knowledge, each Loan of RMBI and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of RMBI and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)            Each outstanding Loan originated, administered and/or serviced by RMBI or any of its Subsidiaries was originated, administered and/or serviced, by RMBI or a RMBI Subsidiary, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of RMBI and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)            None of the agreements pursuant to which RMBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan after the expiration of six months from the date of sale.

(e)            There are no outstanding Loans made by RMBI or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of RMBI or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither RMBI nor any of its Subsidiaries is now nor has it been since January 1, 2022, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.25          Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on RMBI, (a) RMBI and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of RMBI reasonably has determined to be prudent and consistent with industry practice, and RMBI and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of RMBI and its Subsidiaries, RMBI or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.26            Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the RMBI, to the knowledge of RMBI, since January 1, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of RMBI and its Subsidiaries.

4.27	No Other Representations or Warranties.

(a)            Except for the representations and warranties made by RMBI in this Article IV, neither RMBI nor any other person makes any express or implied representation or warranty with respect to RMBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and RMBI hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither RMBI nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to RMBI, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by RMBI in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of RMBI, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            RMBI acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty to it other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1            Company Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of RMBI, during the period from the date of this Agreement to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of Company or RMBI or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or any other required approval of a Governmental Entity, or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2            Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of RMBI (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l), (m), (n) and (r)), to:

(a)            Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, other ownership interests or any warrants, options, rights, convertible securities or other arrangements or commitment to acquire any shares of the capital stock or other ownership interest, except pursuant to Company Stock Options and Company Stock Awards outstanding on the date hereof.

(b)            Other Securities. Issue any other capital securities, including indebtedness with voting rights, or other securities, debentures or subordinated notes.

(c)            Dividends, Etc. (i) Except as set forth on Section 5.2(c) of the Company Disclosure Schedule or to the extent consistent with past practice regarding timing and amount, make, declare, pay or set aside for payment any dividend or distribution on its capital stock or other ownership interests (other than dividends from wholly owned Subsidiaries to Company or to another wholly owned Subsidiary of Company); or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other ownership interests, or rights with respect to the foregoing; provided for purposes of clause (ii), the acceptance, withholding or net settlement of shares of Company Common Stock in connection with the vesting or settlement of Company RSU Awards or Company Stock Options, and dividend equivalents thereon, in each case, in accordance with the applicable award agreements shall not be deemed a “redemption”.

(d)            Compensation; Employment, Etc. Except as set forth in Section 6.5(d), (i) enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or independent contractor of Company or any of its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, in each case in the ordinary course of business consistent with past practice, (C) currently budgeted cash bonuses for fiscal year 2025 or 2026, (D) severance in accordance with past practice and (E) changes that are required by applicable law; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay aggregate expenses of more than twenty-five thousand dollars ($25,000) in the aggregate for employees and directors to attend conventions or similar meetings after the date hereof.

(e)            Benefit Plans. Enter into, establish, adopt, modify, amend, renew, or terminate any Company Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder.

(f)            Dispositions. Except as set forth in Section 5.2(f) of the Company Disclosure Schedule, sell, transfer, mortgage, lease, or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer at less than fair value; or sell or transfer any portion of its deposit liabilities.

(g)            Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property or Intellectual Property other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property.

(h)            Acquisitions and Investments. Acquire (other than by way of foreclosures in accordance with Section 5.2(n) or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity, or otherwise make any investment (by purchase, contribution or otherwise) in any person or the property, deposits or assets of any person, other than a Company Subsidiary.

(i)            Loans, Loan Participations and Servicing Rights. Except as set forth in Section 5.2(i) of the Company Disclosure Schedule, sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving RMBI or FBR a first right of refusal to acquire such Loan or participation); or sell or acquire any servicing rights.

(j)            Governing Documents. Amend its organizational documents (or similar governing documents).

(k)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or at the direction of a Regulatory Agency.

(l)            Contracts. Except as set forth in Section 5.2(l) of the Company Disclosure Schedule, enter into or terminate any Company Contract or amend or modify in any material respect or renew any existing Company Contract.

(m)           Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to Company and its Subsidiaries, taken as a whole.

(n)            Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that neither Company nor any of its Subsidiaries shall be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.

(o)            Deposit Taking and Other Bank Activities. In the case of Company Bank (i) voluntarily make any material changes in or to its deposit mix; (ii) open any new branch or deposit taking facility; or (iii) except as set forth in Section 5.2(o) of the Company Disclosure Schedule, close or relocate any existing branch or other facility.

(p)            Investment Securities. (i) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account that is not in accordance with Company’s investment policy; (ii) enter into or acquire any derivatives contract or structured note; or (iii) enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.

(q)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of fifty thousand dollars ($50,000) individually or one hundred thousand dollars ($100,000) in the aggregate, except for emergency repairs or replacements.

(r)            Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or fail to comply with its policies in effect as of September 30, 2025; or (ii) make any Loans or extensions of credit except in the ordinary course of business consistent with past practice and Company Bank’s existing lending policies as of the date of this Agreement that have been previously made available to RMBI,

(s)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.

(t)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(u)            Risk Management. (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(v)            Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person, other than the issuance of letters of credit in the ordinary course of business.

(w)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB or the Federal Reserve Bank and transactions in “federal funds”).

(x)            Charitable Contributions. Make or pledge to make any charitable or similar contributions, except in amounts not to exceed ten thousand dollars ($10,000) individually, and one hundred thousand dollars ($100,000) in the aggregate.

(y)            New Lines of Business. Develop, market or implement any new line of business.

(z)            Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.

(aa)          Performance of Obligations. Take any action that is likely to materially impair Company’s ability to perform any of its obligations under this Agreement or Company Bank’s ability to perform any of its obligations under the Plan of Bank Merger.

(bb)          Commitments. Agree or commit to do any of the foregoing.

5.3            RMBI Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Company, during the period from the date of this Agreement to the Effective Time, RMBI shall, and shall cause each of its Subsidiaries to, (a) use commercially reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of Company or RMBI or any of their respective Subsidiaries to obtain any Requisite Regulatory Approvals or any other required approval of a Governmental Entity, or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.4            RMBI Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of Company during the period from the date of this Agreement to the Effective Time, RMBI shall not, and shall not permit any of its Subsidiaries to:

(a)            Amendment of Articles or Bylaws. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

(b)            RMBI Restricted Stock Awards and RMBI Stock Options. Except as otherwise set forth in Section 5.4(b) of the RMBI Disclosure Schedule or in the ordinary course and consistent past practice, award or grant any RMBI Restricted Stock Awards or RMBI Stock Options without consulting with the President and Chief Executive Officer of Company.

(c)            Acquisitions and Investments. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity, or otherwise make any investment (by purchase, contribution or otherwise) in any person or the property, deposits or assets of any person, other than a RMBI Subsidiary, without consulting with the President and Chief Executive Officer of Company.

(d)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or at the direction of a Regulatory Agency.

(e)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of RMBI’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.

(f)            Risk Management. Fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(g)            New Lines of Business. Develop, market or implement any new line of business without consulting with the President and Chief Executive Officer of Company.

(h)            Performance Obligations. Take any action that is likely to materially impair RMBI’s ability to perform any of its obligations under this Agreement or FBR to perform any of its obligations under the Plan of Bank Merger.

(i)            Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1	Regulatory Matters.

(a)            As promptly as practicable following the date of this Agreement, RMBI shall prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by RMBI and Company, will be included. RMBI shall provide Company and its counsel with appropriate opportunity to review and comment on the Form S-4 and the Proxy Statement prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC.  Each of RMBI and Company shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of Company and RMBI shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Upon the Form S-4 being declared effective, Company shall thereafter mail or deliver the Proxy Statement to its shareholders and RMBI shall mail or deliver the Proxy Statement to the holders of RMBI Common Stock. RMBI shall also use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Company Shareholder Meeting (as defined in Section 6.3), or the RMBI Stockholder Meeting (as defined in Section 6.3), there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement or the Form S-4, Company and RMBI shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable law) and mail to shareholders of the Company and to stockholders of RMBI, an amendment or supplement. Each of Company and RMBI shall correct any information provided by it for use in the Form S-4 or the Proxy Statement as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material face required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            In addition to their obligations pursuant to Section 6.1(a), Company and RMBI shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act, the Exchange Act and applicable foreign laws and regulations promulgated thereunder and provide each other with copies of any such filings. RMBI and Company shall advise the other Party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of RMBI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC’s staff and each Party’s responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of Company and RMBI, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)            Subject to the terms and conditions set forth in this Agreement, RMBI and Company shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the satisfaction of the conditions precedent to the obligations of Company (in the case of RMBI) or RMBI (in the case of Company) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under the HSR Act or other antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger, the Bank Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, RMBI shall, and shall cause FBR to, use commercially reasonable efforts to file any required applications, notices or other filings with the Federal Reserve Board, the OCC, the DFI, if applicable, and under the HSR Act, if applicable, within forty-five (45) days after the date hereof. Company and RMBI shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Company or RMBI, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(d)            Each of RMBI and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of RMBI, Company or any of their respective Subsidiaries to any Regulatory Agency or other Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)            Each of RMBI and Company shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by this Agreement, that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).

6.2	Access to Information and Current Information.

(a)            Upon reasonable notice and subject to applicable law and regulation, each of RMBI and Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other Party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of RMBI and Company shall, and shall cause its respective Subsidiaries to, make available to the other Party, to the extent permissible under applicable law, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws which is generally not available on the SEC’s EDGAR internet database, and (ii) all other information concerning its business, properties and personnel as such Party may reasonably request. Neither RMBI nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of RMBI’s or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the Party in possession or control of such information, is otherwise related to discussions of this Agreement and/or the transactions contemplated hereby, or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Company shall permit, and shall cause its Subsidiaries to permit, RMBI and/or an environmental consulting firm selected by RMBI, at the sole expense of RMBI, to conduct such phase I and/or phase II environmental audits, studies and tests as RMBI shall deem appropriate on real property currently owned, leased or operated by Company or any of its Subsidiaries. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at RMBI's sole expense), RMBI shall indemnify Company and its Subsidiaries for all costs and expenses associated with returning the property to its previous condition.

(c)            Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, Company shall, upon the request of RMBI, cause one or more of its designated officers to confer on a monthly basis (or more frequently if the Parties reasonably agree that it is necessary) with officers of RMBI regarding the financial condition, operations and business of Company and its Subsidiaries and matters relating to the completion of the transactions contemplated by this Agreement. As soon as practicable after the end of each month, Company will deliver to RMBI in electronic form (i) the monthly deposit and loan trial balances of Company Bank, (ii) the monthly analysis of Company Bank's investment portfolio, (iii) monthly balance sheet and income statement of Company and its Subsidiaries, and (iv) an update of all of the information set forth in Section 3.26(a) of the Company Disclosure Schedule for the then-current period.

(d)            During the period from the date hereof to the Effective Time, each Party shall provide the other with its board packages and notices of Board of Directors meetings simultaneously with the submission of such materials to members of such delivering Party; provided however, that the board packages and notices provided to the other Party may exclude (i) any materials relating to the transactions contemplated by this Agreement or, in the case of Company an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to the other Party would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that would jeopardize the attorney-client privilege of such delivering Party or its Subsidiaries.

(e)            All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of March 25, 2025 (the “Confidentiality Agreement”).

(f)            No investigation by a Party hereto or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3            Shareholder Meetings.

(a)            Company shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Indiana, the Company Articles and the Company Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Company Shareholder Approval as soon as reasonably practicable (but not later than ten (10) business days) following the date the Form S-4 is declared effective under the Securities Act and (B) use reasonable best efforts to convene the Company Shareholder Meeting to take place on a date that is within forty-five (45) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the Company Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the Company Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the unanimous recommendation of its Board of Directors that the Company shareholders approve this Agreement and the Merger (the “Company Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to hold the Company Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the Company Shareholder Meeting.

(b)            RMBI shall, and shall cause its board of directors to, (i) take all action in accordance with the federal securities laws, the laws of the State of Maryland, the RMBI Articles and the RMBI Bylaws necessary to (A) call and give notice of a special meeting of its stockholders (the “RMBI Stockholder Meeting”) for the purpose of seeking approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of RMBI Common Stock and approval of RMBI stockholders to issue RMBI Common Stock in connection with the transactions contemplated by this Agreement (“RMBI Stockholder Approval”) as soon as practicable (but not later than ten (10) business days) following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the RMBI Stockholder Meeting to take place on a date that is within forty-five (45) days after the notice date; (ii) use its commercially reasonable best efforts to (x) cause the RMBI Stockholder Meeting to be convened and held on the scheduled date and (y) obtain the RMBI Stockholder Approval; and (iii) include in the Proxy Statement the unanimous recommendation of its board of directors that the RMBI stockholders approve the issuance of RMBI Common Stock pursuant to this Agreement and the Merger (the “RMBI Board Recommendation”). The board of directors of RMBI shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Company, the RMBI Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Company the RMBI Board Recommendation (any such action, a “RMBI Change in Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, RMBI shall not be required to hold the RMBI Stockholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the RMBI Stockholder Meeting.

(c)            Unless there has been a Company Change of Recommendation, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the Company’s shareholders, RMBI’s stockholders or any other Person to prevent the Company Shareholder Approval or RMBI Stockholder Approval from being obtained.

6.4            Reservation of Shares and Nasdaq Listing.

(a)            Effective upon the date of this Agreement, RMBI shall reserve for issuance a sufficient number of shares of RMBI Common Stock for the purpose of issuing shares of RMBI Common Stock in the Merger.

(b)            Prior to the Effective Time, RMBI shall cause the shares of RMBI Common Stock to be issued to the holders of Company Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance.

(c)            Prior to the Closing Date, Company shall cooperate with RMBI and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the Over-the-Counter Market to enable the removal of the quotation by the Surviving Company of Company Common Stock from the Over-the-Counter Market as promptly as practicable after the Effective Time.

6.5            Employee Matters.

(a)            Following the Effective Time, RMBI shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of Company and its Subsidiaries on the Closing Date and who are retained by RMBI or any of its Subsidiaries immediately following the Effective Time (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable (and equivalent) to the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of RMBI or its Subsidiaries (other than Company and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of RMBI or its Subsidiaries; and (ii) until such time as RMBI shall cause Covered Employees to participate in the benefit plans and compensation opportunities that are made available to similarly situated employees of RMBI or its Subsidiaries (other than Company and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation opportunities of Company and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the RMBI Benefit Plans may commence at different times with respect to each RMBI Benefit Plan).

(b)            To the extent that a Covered Employee becomes eligible to participate in a RMBI Benefit Plan, RMBI shall cause such RMBI Benefit Plan to (i) recognize full-time years of prior service from the date of most recent hire of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation and vesting, but not benefit accruals; and (ii) with respect to any RMBI Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, RMBI or its applicable Subsidiary shall use its commercially reasonable best efforts to cause any pre-existing condition limitations or eligibility waiting periods under such RMBI or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)            Prior to the Effective Time, Company shall take, and shall cause its Subsidiaries to take, all actions requested by RMBI (provided the request is made at least twenty (20) days prior to the Effective Time) that may be necessary or appropriate to (i) cause one or more Company Benefits Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by RMBI, or (iv) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by RMBI or a RMBI Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(c) shall be subject to RMBI's reasonable prior review and approval, which shall not be unreasonably withheld.

(d)            At the Effective Time, RMBI and/or FBR, as applicable, shall assume and honor all deferred compensation agreements, director retirement agreements and long term incentive agreements that are attached to or otherwise described in Section 6.5(d) of the Company Disclosure Schedule. Concurrently with the execution of this Agreement, RMBI, FBR, Company and Company Bank shall enter into a Settlement and Release Agreement with the individual and for the amount set forth on Section 6.5(d)(i) of the Company Disclosure Schedule, in the form included in Exhibit X to Section 6.5(d)(i) of the Company Disclosure Schedule (a “Settlement Agreement”), in full settlement of the respective rights and obligations of the parties under the change in control agreement. Based upon the information contained in Section 6.5(d)(i) of the Company Disclosure Schedule, it is expected that the individual who is party to the Settlement Agreement will not be subject to any 280G cut-back in benefits or to an excise tax under Section 4999 of the Code. Concurrently with the execution of this Agreement, RMBI and/or FBR shall also enter into a change in control agreement with each individual set forth on Section 6.5(d)(ii) of the Company Disclosure Schedule, in the form or forms included in Exhibit Y to Section 6.5(d)(iii) of the Company Disclosure Schedule, which will supersede all other outstanding Company change in control agreements.

(e)            RMBI agrees to pay, or shall instruct its applicable Subsidiary to pay, to each Covered Employee that is not covered by a written severance agreement and is terminated by RMBI or any of its Subsidiaries, without cause, within six (6) months following the Effective Time, or who is not offered a comparable position with RMBI and terminates employment prior to the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with Company or a Company Subsidiary (without duplication) from the date of last hire; provided, however, that the minimum severance payment shall equal not less than four (4) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such Covered Employee enters into a release of claims in a form reasonably satisfactory to RMBI.

(f)            Nothing in this Section 6.5 shall be construed to limit the right of RMBI or any of its Subsidiaries (including, following the Closing Date, any Company Subsidiary) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require RMBI or any of its Subsidiaries (including, following the Closing Date, any Company Subsidiary) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

6.6	Officers' and Directors' Insurance; Indemnification.

(a)            RMBI shall purchase officers' and directors' liability insurance tail coverage covering the persons who are presently covered by Company's current officers' and directors' liability insurance policy with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time for a period of up to six years following the Effective Time, on terms which are at least substantially equivalent to the terms of said current policy, provided that it shall not be required to expend more than an amount equal to 150% of the annual premium most recently paid by Company (the “Insurance Amount”) to maintain or procure officers’ and directors’ liability insurance coverage, and further provided that if RMBI is unable to maintain or obtain the insurance called for by this Section 6.6(a), RMBI shall use commercially reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. RMBI shall cause such policy to be maintained in full force and effect, for its full term, and shall cause all obligations thereunder to be honored by the Surviving Company and no other party shall have any further obligation to purchase or pay for insurance hereunder. The officers and directors of Company or its Subsidiaries may be required to make application and provide customary representations and warranties to RMBI's insurance carrier for the purpose of obtaining such insurance.

(b)            For a period of six years following the Effective Time, RMBI shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of Company (each, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of RMBI, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which a Company Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of Company if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the Company Articles or Company Bylaws to the extent permitted by applicable law including 12 USC 1828(k) and the regulations thereunder and Regulatory Agencies.

(c)            In connection with the indemnification provided pursuant to Section 6.6(b), RMBI and/or a RMBI Subsidiary (i) will advance expenses, promptly after statements therefor are received, to each such indemnified person to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such indemnified person or multiple indemnified persons, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to RMBI and (ii) will cooperate in the defense of any such matter.

(d)            This Section 6.6 shall survive the Effective Time, is intended to benefit each Company Indemnified Party (each of whom shall be entitled to enforce this Section against RMBI), and shall be binding on all successors and assigns of RMBI.

(e)            In the event RMBI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons, then, and in each such case, proper provision shall be made so that the successors and assigns of RMBI assume the obligations set forth in this Section 6.6.

6.7            Exemption from Liability Under Section 16(b). Each of the Board of Directors of RMBI and Company or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by Company Insiders of RMBI Common Stock pursuant to the Merger (including in settlement of Company RSU Awards) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term “Company Insiders” means those officers and directors of Company who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of RMBI in conjunction with the Merger.

6.8            No Solicitation.

(a)            Company agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, and employees (the “Company Individuals”) not to, and will use its commercially reasonable best efforts to cause Company and its Subsidiaries’ agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the “Company Representatives”) not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its and/or its Subsidiaries business, properties or assets (“Company Confidential Information”) to, or have any discussions with, any person relating to, any Acquisition Proposal (as defined below). Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than RMBI with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.

(b)            Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to the Company Shareholder Meeting, in the event Company receives an unsolicited Acquisition Proposal and the Board of Directors of Company determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, Company may, and may permit its Subsidiaries and the Company Individuals and the Company Representatives to, (i) use commercially reasonable efforts to negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to Company than the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), (ii) furnish or cause to be furnished Company Confidential Information to the person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement, and (iii) negotiate and participate in such negotiations or discussions with the person making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of Company determines in good faith (following consultation with counsel) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law.

(c)            The Board of Directors of Company shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to RMBI, the Company Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to RMBI, or fail to maintain or at the request of RMBI to reaffirm (including at the Company Shareholder Meeting), the Company Board Recommendation (any such action, a “Company Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Company (including any committee thereof) may, at any time prior to the Company Shareholder Meeting, effect a Company Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of Company determines in good faith (after consultation with Company’s outside legal counsel and its financial advisor) constitutes a Superior Proposal; provided, however, that the Board of Directors of Company may not make a Company Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given RMBI at least four (4) business days, following RMBI’s initial receipt of written notice that the Board of Directors of Company has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by RMBI, the Board of Directors of Company determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.

(d)            Company will promptly (and in any event within two (2) business days) advise RMBI in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep RMBI apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a timely and current basis.

(e)            As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Company or Company Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Company or Company Bank, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “more than 20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

6.9            Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Each of Company and RMBI shall promptly inform the other in writing upon receiving notice of any claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its Subsidiaries or any of their respective assets, properties, or any of their respective directors, officers or employees in their individual capacities as such.

6.10            Correction of Information. Each of Company and RMBI shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Affect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.

6.11            System Integration. From and after the date hereof, Company shall cause Company Bank, and RMBI shall cause FBR, and their respective directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause Company Bank’s and FBR’s respective data processing consultants and software providers to, cooperate and consult with the other Party (including its consultants and software providers) in connection with the planned electronic and systematic conversion of all applicable data of Company Bank and FBR to a system to be selected by FBR, after consultation with the President and Chief Executive Officer of Company Bank, such conversion to occur after the Effective Time, including the training of the respective employees of each Party without undue disruption to such Party’s business, during normal business hours and at the expense of RMBI or FBR (not to include Company Bank's employee payroll).

6.12            Coordination; Integration.

(a)            Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, Company shall cause the Chief Executive Officer and Chief Financial Officer of Company Bank and other officers to be designated by the Chief Executive Officer of Company to assist and confer with the officers of FBR, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of FBR, as the Surviving Bank in the Bank Merger.

(b)            Company and Company Bank shall take any actions RMBI may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with FBR following consummation of the Bank Merger.

(c)            Upon RMBI’s reasonable request and consistent with GAAP, the rules and regulations of the SEC and applicable laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of RMBI and (ii) Company shall make such accruals under the Company Benefit Plans as RMBI may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or accruals of the type described in this Section 6.12(c) need be made prior to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(e).

(d)            Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at RMBI’s request internal control procedures which are consistent with RMBI’s and FBR’s current internal control procedures to allow RMBI to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no changes need be made prior to the satisfaction of the conditions set forth in Section 7.1(a) and Section 7.1(e).

(e)            No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach or violation of, or failure to satisfy, any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.

6.13            Non-Control. Nothing contained in this Agreement shall give, or is intended to give, RMBI, directly or indirectly, the right to control or direct the operations of Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14            Company Director Action. Prior to the Effective Time, RMBI shall take, and shall cause FBR to take, all necessary or required action to cause each of the Company Directors to become a director of the Surviving Company at the Effective Time pursuant to Section 1.8(a) for a term expiring at the annual meeting of stockholders as set forth in Section 6.14 of the RMBI Disclosure Schedule, and a director of FBR upon consummation of the Bank Merger, in each case if he or she is otherwise eligible to serve, including any required amendments to the RMBI Bylaws and governing documents of FBR. In addition, for a period of two (2) years following the Effective Time, should any director retire, resign or withdraw for any reason from his or her position as a director on the board of the Surviving Company, such director shall be replaced by a majority vote of the remaining directors on the board from that director’s Party to this Agreement (i.e., the Company or RMBI), for the remaining term of such director.

ARTICLE VII
CONDITIONS PRECEDENT

7.1            Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of Company and RMBI, at or prior to the Effective Time, of the following conditions:

(a)            Shareholder Approval. The Company Shareholder Approval and the RMBI Stockholder Approval shall have been obtained.

(b)            Nasdaq Listing. The shares of common stock of RMBI that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)            Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger or the Bank Merger shall be in effect.

(e)            Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect without the imposition of any condition or requirement, which individually or in the aggregate, is deemed unduly burdensome by RMBI (an “Unduly Burdensome Condition”) and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

7.2            Conditions to Obligations of RMBI. The obligation of RMBI to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by RMBI, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made anew on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), subject to the Company Warranty Standard; and RMBI shall have received a certificate signed on behalf of Company by the Chief Executive Officer of Company or the Chief Financial Officer of Company to such effect.

(b)            Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and RMBI shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c)            Third Party Consents. Company shall have obtained any required consent to assignment of any Material Contract set forth on referenced on Section 3.14(a)(iii) of the Company Disclosure Schedule.

(d)            Opinion of Tax Counsel. RMBI shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to RMBI, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of RMBI and Company.

7.3            Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or, to the extent permitted by law, waiver by Company, at or prior to the Effective Time, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of RMBI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made anew on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), subject to the RMBI Warranty Standard; and Company shall have received a certificate signed on behalf of RMBI by the Chief Executive or Chief Financial Officer of RMBI to such effect.

(b)            Performance of Obligations of RMBI. RMBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Company shall have received a certificate signed on behalf of RMBI by the Chief Executive Officer or the Chief Financial Officer of RMBI to such effect.

(c)            Opinion of Tax Counsel. Company shall have received an opinion from Amundsen Davis LLC, special counsel to Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Amundsen Davis LLC may require and rely upon representations contained in letters from each of RMBI and Company.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval and the RMBI Stockholder Approval, by action of the Board of Directors of a Party, as follows:

(a)            by the written mutual consent of Company and RMBI;

(b)            by either Company or RMBI, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;

(c)            by either Company or RMBI, if the Merger shall not have been consummated on or before June 30, 2026, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d)            by either Company or RMBI (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by RMBI, or RMBI, in the case of a termination by Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period;

(e)            (i) by RMBI if (A) the Board of Directors of Company shall have failed to make the Company Board Recommendation or the Board of Directors of Company or any committee thereof shall have made a Company Change in Recommendation; (B) Company shall have materially breached any of the provisions set forth in Section 6.8; or (C) shareholders of Company representing more than ten percent (10.0%) of the issued and outstanding shares of Company Common Stock as of the date of this Agreement shall have become Dissenting Shareholders; and (ii) by Company if the board of directors of RMBI shall have failed to make the RMBI Board Recommendation or the board of directors of RMBI or any committee thereof shall have made an RMBI Change in Recommendation;

(f)            by Company prior to the Company Shareholder Meeting in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that Company has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); or

(g)            by either Company or RMBI, (i) if the provisions of Section 8.1(e)(i) are not applicable and the shareholders of Company fail to provide the Company Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof, or (ii) if the provisions of Section 8.1(e)(ii) are not applicable and the stockholders of RMBI fail to provide the RMBI Stockholder Approval at a duly held meeting of stockholders or at an adjournment or postponement thereof.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), or (g) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2            Effect of Termination. In the event of termination of this Agreement by either Company or RMBI as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, RMBI, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 8.2, 8.3, 8.4 and 9.8 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating Party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

8.3            Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne proportionally by the Parties, and all filing and other fees in connection with any filing with the SEC, which shall be borne by RMBI, all fees and expenses incurred in connection with the Merger, the Bank Merger, this Agreement, and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

8.4	Termination Fee.

(a)            If this Agreement is terminated pursuant to Section 8.1(e)(i) or (f), then (i) in the case of termination under Section 8.1(e)(i), Company shall immediately following such termination pay RMBI an amount equal to $3.3 million (the “Termination Fee”), and (ii) in the case of termination under Section 8.1(f), Company shall, simultaneously with such termination and as a condition thereof, pay RMBI the Termination Fee, in each case in same-day funds.

(b)            If this Agreement is terminated by either Party under Section 8.1(g)(i), and prior thereto there has been publicly announced an Acquisition Proposal (which has not been withdrawn at least two (2) Business Days prior to the Company Shareholder Meeting), then if within one year of such termination Company or Company Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, Company shall immediately pay RMBI the Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.

(c)            The payment of the Termination Fee shall fully discharge Company from any and all liability under this Agreement and related to the transactions contemplated herein, and RMBI shall not be entitled to any other relief or remedy against Company. If the Termination Fee is not payable, RMBI may pursue any and all remedies available to it against Company on account of a willful and material breach by Company of any of the provisions of this Agreement. Moreover, if the Termination Fee is payable pursuant to Section 8.1(e)(i)(B), RMBI shall have the right to pursue any and all remedies available to it against Company on account of the willful and material breach by Company of Section 6.8 in lieu of accepting the Termination Fee under Section 8.4(a). Company may pursue any and all remedies available to it against RMBI on account of a willful and material breach by RMBI of any of the provisions of this Agreement.

8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further shareholder approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6            Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m. and shall take place on a date no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”).

9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the person to receive such notice:

(a)            if to RMBI, to:

Richmond Mutual Bancorporation, Inc.
31 North 9th Street

Richmond, Indiana 47374
Attention: Garry D. Kleer, Chief Executive Officer
Email: gkleer@firstbankrichmond.com

with a copy to:

Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W., Suite 100

Washington, D.C. 20007
Attention: James S. Fleischer or Marty Meyrowitz
Email:     jfleischer@sfttlaw.com

mey@sfttlaw.com

(b)            if to Company, to:

The Farmers Bancorp, Frankfort, Indiana

9 East Clinton Street

Frankfort, Indiana 46041

Attention: Christopher Cook, President and Chief Executive Officer

Email:     christopher.cook@thefarmersbank.com

with a copy to:

Amundsen Davis LLC

201 North Illinois Street, Suite 1400

Capital Center, South Tower

Indianapolis, Indiana 46204

Attention: John W. Tanselle or Daniel Spungen

Email:     jtanselle@amundsendavislaw.com
                                               dspungen@amundsendavislaw.com

9.4            Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.4 of the Company Disclosure Schedule, and the “knowledge” of RMBI means the actual knowledge of any of the officers of RMBI listed on Section 9.4 of the RMBI Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Indiana are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one Party or its representatives to the other Party or its representatives prior to the date hereof, (ii) included in the virtual data room of a Party prior to the date hereof or (iii) filed by a Party with the SEC and publicly available on EDGAR prior to the date hereof, and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger. The Company Disclosure Schedule and the RMBI Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” as such term is defined in the regulations of any applicable Governmental Authority.

9.5            Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7            Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

9.8            Publicity. RMBI and Company agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by RMBI and Company. Thereafter, RMBI and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules and regulations of Nasdaq or other self-regulatory agency, as applicable. Without limiting the preceding sentence, RMBI and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the Merger as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with RMBI, to the extent practicable, regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the Merger or Bank Merger.

9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.

9.10            Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.

9.11            Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

RMBI and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RICHMOND MUTUAL BANCORPORATION, INC.

By:	/s/ GARRY D. KLEER
Garry D. Kleer
Chief Executive Officer

THE FARMERS BANCORP, FRANKFORT, INDIANA

By:	/s/ CHRISTOPHER COOK
Christopher Cook
President and Chief Executive Officer

65